CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2015 Omnibus Securities and Incentive Plan, as filed with the SEC, of our audit dated March 8, 2017, with respect to the balance sheet of Vivos, Inc. (f/k/a Advanced Medicial Isotope Corporation) as of December 31, 2016, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. Our report dated March 8, 2017, relating to those financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Vivos Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC
Spokane, Washington
January 5, 2018